Exhibit 99.4

CALL OPTION AGREEMENT

W I T N E S S E T H:

WHEREAS, Fintech Advisory is the parent company of FT and FIA;

WHEREAS, FT is the direct controlling shareholder of Sofora Telecomunicaciones S.A., (“Sofora”), Sofora is the controlling shareholder of Nortel Inversora S.A. (“Nortel”), Nortel is the controlling shareholder of Telecom Argentina S.A. (“TEO”) and TEO is the controlling shareholder of Telecom Personal S.A. (“Personal”);

WHEREAS, Sofora, Nortel, TEO, and Personal have entered into a preliminary reorganization agreement (Compromiso Previo de Fusión), dated March 31, 2017, pursuant to which Sofora, Nortel and Personal will be merged into TEO, which will be the surviving entity, and Sofora, Nortel and Personal will be dissolved without liquidation and all of their respective assets and liabilities will be transferred to TEO in accordance with Argentine corporate law and the terms of the preliminary reorganization agreement (the “Reorganization”);

WHEREAS, Cablevisión S.A., a company organized and existing under the laws of Argentina (“Cablevisión”), and TEO have entered into a preliminary merger agreement (Compromiso Previo de Fusión) dated June 30, 2017 (the “Preliminary Merger Agreement”), pursuant to which Cablevisión will be merged into TEO, following which TEO will be the surviving entity and Cablevisión will be dissolved without liquidation and all of its assets and liabilities transferred to TEO, as applicable, in accordance with Argentine corporate law and the terms of the Preliminary Merger Agreement (the “Merger”);

WHEREAS, the Parties have established that TEO has a total equity value of US$4,693,550,000;

WHEREAS, CVH and FIA each hold 50% of the membership interests of VLG Argentina LLC, a limited liability company organized and existing under the laws of the State of Delaware (“VLG”), and VLG owns 61,581 shares of common stock of Cablevisión representing 51.32% (the “Cablevisión Ownership”) of the total share capital of Cablevisión; and

WHEREAS, in furtherance of the Merger, the Fintech Parties wish Fintech Advisory to sell to CVH, and CVH wishes to acquire, certain membership interests of FT on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.                                Certain Defined Terms.                  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms this Section 1. For the purpose of this Agreement,

“Bankruptcy Exceptions” means any applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to principles of equity (whether considered in a proceeding in equity or at law).

“Bono de Goce” means the dividends rights certificates issued by Sofora in favor of W de Argentina — Inversiones S.A. on May 23, 2017 up to an initial aggregate amount of dividends of US$245,036,017 and on June 22, 2017 up to an initial aggregate amount of dividends of US$216,280,387.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banks in New York City, New York, United States of America and Buenos Aires, Argentina are authorized or required by law to close.

“Contract” means any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, insurance policy, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“CV Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement relating to Cablevisión dated as of May 4, 2017 among VLG, CVH, FT, FIA, Fintech Advisory and Cablevisión.

“Encumbrance” means any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, license, sublicense, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, but excluding the TEO Shareholders’ Agreement and, in the case of VLG Membership Interests, the CV Shareholders’ Agreement and the VLG LLC Operating Agreement.

“Financing” means advances to CVH under one or more arrangements in an aggregate principal amount of up to US$750,000,000 to finance the transactions contemplated pursuant to this Agreement.

“FT Proportion” means a percentage equal to the percentage of capital stock of Sofora (or Class A Shares of TEO into which shares of capital stock of Sofora are converted following the Reorganization) held by FT multiplied by the percentage of FT represented by the FT Membership Interests.

“FT Proportional Interest” means a percentage equal to (x) the number of FT Membership Interests divided by (y) the total number of membership interests of FT issued and outstanding.

“GAAP” means, with respect to any Person, generally accepted accounting principles applicable to such Person.

“Governmental Body” means any foreign, federal, state, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self-regulatory body

(including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities with respect to (a) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) leases that are capitalized in accordance with GAAP under which such Person is the lessee, (d) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice), (e) obligations under interest rate swap, hedging or similar agreements and (f) direct or indirect guarantees or other forms of credit support of obligations described in clauses (a) through (e) above of any Person.

“Legal Proceeding” means any claim, litigation, action, suit (whether civil, criminal, administrative, judicial or investigative), audit, hearing, investigation, binding arbitration or mediation or proceeding, in each case commenced, brought, conducted, heard before or otherwise involving any Governmental Body, arbitrator or mediator.

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Legal Proceeding or Order.

“Order” means any judgment, order, injunction, decision, determination, award, ruling, writ, stipulation, restriction, assessment or decree of, or entered by, with or under the supervision of, any Governmental Body.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof).

“Regulatory Approval” means the approval of the Merger by the Argentine National Communications Authority (Ente Nacional de Comunicaciones).

“Spinco Proportion” means a percentage equal to the percentage of capital stock of Sofora (or Class A Shares of TEO into which shares of capital stock of Sofora are converted following the Reorganization) held by Spinco.

“TEO Shareholders’ Agreement” means the Shareholders’ Agreement relating to TEO dated as of July 7, 2017 among, inter alia, the Parties.

“VLG LLC Operating Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of VLG Argentina, LLC, dated as of May 4, 2017.

2.                                      Grant of Option.

(a)                                 Fintech Advisory hereby grants CVH an irrevocable option to purchase from Fintech Advisory, and to require Fintech Advisory to sell to a number of membership interests of FT (the “FT Membership Interests”) that will represent 13.51% of the total outstanding share capital of TEO on a fully diluted basis, together with any rights to declared by unpaid dividends (after giving effect to the Reorganization but prior to the Merger), which as of July 7, 2017 is represented by 130,969,944 shares of common stock of TEO, together with any right to declared but unpaid dividends, on the terms and conditions, for the purchase price, and exercisable during the period set forth below (the “Call Option”), subject to the terms and conditions contained herein (including, for the avoidance of doubt, Fintech Advisory’s right to deliver VLG Membership Interests or Spinco Interests in lieu of FT Membership Interests) (such FT Membership Interests or VLG Membership Interests or Spinco Interests delivered in lieu thereof, the “Deliverable Securities”).

(b)                                 Option Price. In consideration for Fintech Advisory’s grant of the Call Option, CVH shall pay to Fintech Advisory US$3,000,000 (three million U.S. dollars) (the “Option Price”) within thirty (30) days of July 7, 2017.

3.                                      Call Option Period. CVH shall be entitled to exercise the Call Option at the Exercise Price at any time during the period (such period, the “Call Option Period”) (i) commencing on the date on which the Option Price is paid and (ii) ending on the earlier of (x) sixty (60) days  after the Regulatory Approval, (y) five (5) Business Days prior to the date on which the Merger is effective pursuant to the terms of the Preliminary Merger Agreement, and (z) one (1) year from July 7, 2017 (the “Outside Date”); provided, further that the Outside Date may be amended upon the mutual agreement by the Parties hereto.

4.                                      Exercise of Call Option.

The Call Option shall vest and become fully exercisable on the first day of the Call Option Period. CVH shall have the right, in its sole discretion, to exercise the Call Option in full (but not in part) at any time on a single day during the Call Option Period. Once vested, the Call Option shall remain in full force and effect until the earlier to occur of the Call Option Closing (as defined below) and the expiration of the Call Option Period.

5.                                      Call Option Closing.

(a)                                 The closing of the sale of the applicable Deliverable Securities resulting from the exercise of the Call Option (the “Call Option Closing”) shall take place at 10:00 a.m. in the City of New York at the offices of Cleary Gottlieb Steen and Hamilton LLP, or such other law firm as the parties hereto may agree on the date specified by CVH in its Exercise Notice (as defined below), which date in no event shall be (i) less than three (3) or more than six (6) Business Days following the date of the Exercise Notice (the “Call Option Closing Date”); provided that the Call Option Closing Date may be extended by five (5) additional Business Days for the closing of the sale of the Spinco Interests (as defined below) at the request of any Fintech Party; provided further that the Call Option Closing Date may only occur after the Regulatory Approval has been obtained or, in case the Regulatory Approval has not been obtained, after the Spinco Deadline (as defined below).  On the Call Option Closing Date, Fintech Advisory, shall, subject to clause (b) below, against receipt of the Exercise Price, sell, convey, transfer and deliver (or cause FIA to deliver) to CVH full right, title and interest in and to the Deliverable Securities, in each case free and clear of all claims and Encumbrances, by executing and delivering (i) an Assignment Agreement, substantially in the form of Exhibit C, and (ii) any such customary instruments of conveyance or purchase agreement as CVH or Fintech Advisory may reasonably request.

(b)                                 Notwithstanding the provisions Section 5(a), in the event the Regulatory Approval is not obtained within one year of July 7, 2017 (the “Spinco Deadline”) then after the Spinco Deadline, Fintech Advisory shall have the right to deliver or cause to be delivered, and CVH shall have the right to cause to be delivered, (the “Spinco Delivery Option”), in lieu of delivering the FT Membership Interests, 100% of the capital (the “Spinco Interests”), free and clear of all claims and Encumbrances, of a newly-formed entity established under the laws of the State of Delaware or a jurisdiction mutually agreed upon by the Parties (“Spinco”) (A) the assets of which consist solely of any of (i) shares of Sofora, together with any rights to declared but unpaid dividends of TEO (ii) class B preferred shares of Nortel, together with any rights to declared but unpaid dividends of TEO (“NTL Preferred B Shares”) and/or (iii) ordinary shares of TEO, together with any rights to declared but unpaid dividends (whether directly or in the form of American Depositary Shares, “TEO Securities”), which in the aggregate will represent 13.51% of the total outstanding share capital of TEO on a fully diluted basis, together with any rights to declared but unpaid dividends (after giving effect to the Reorganization but prior to the Merger), which as of July 7, 2017 is represented by 130,969,944 shares of common stock of TEO, together with any right to declared but unpaid dividends and (B) which has no Liabilities. If Fintech Advisory or CVH wishes to exercise the Spinco Delivery Option, it shall provide notice thereof to the other party three (3) Business Days prior to the Call Option Closing Date. For the avoidance of doubt, if any party elects the Spinco Delivery Option, Spinco Interests shall be delivered in lieu of FT Membership Interests. Notwithstanding the foregoing, if CVH elects the Spinco Delivery Option and on the Call Option Closing Date Fintech Advisory is unable to deliver the Spinco Interests, then FIA shall be obligated to deliver and CVH shall be entitled to receive the VLG Membership Interests (as defined below) in lieu of the Spinco Interests.

(c)                                  Notwithstanding the provisions of Section 5(a) and Section 5(b), if the Call Option Closing Date occurs after the date on which the Regulatory Approval is received, Fintech Advisory and CVH shall have the right (the “VLG Delivery Option”) to deliver and receive, respectively, in lieu of FT Membership Interests, 21.55% of the total membership interests of VLG, together with any rights to declared but unpaid dividends of Cablevision (such interests, the “VLG Membership Interests”), free and clear of all claims and Encumbrances. For the avoidance of doubt, VLG Membership Interests shall also refer to equity interests of any successors of VLG formed by split-off, including the VLG Split Off (as defined in the TEO Shareholders’ Agreement). If Fintech Advisory or CVH wishes to exercise the VLG Delivery Option, it shall provide notice thereof to other party three (3) Business Days prior to the Call Option Closing Date.  For the avoidance of doubt, if any party chooses to exercise the VLG Delivery Option, VLG Membership Interests shall be delivered in lieu of FT Membership Interests.

(d)                                 Payment of the Exercise Price shall be made in full by CVH to Fintech Advisory (or  FIA in the event that FIA transfers the VLG Membership Interests pursuant to this Section 5) in U.S. dollars by wire transfer of immediately available funds to a bank account in the United States of America designated by Fintech Advisory or FIA, as applicable, no later than on the Call Option Closing Date.

6.                                Exercise Price and Adjustment.

(a)                                 The price for the exercise of the Call Option shall be an amount equal to  US$634,275,282 (the “Base Price”), which shall be increased from and after the 90th day following July 7, 2017 at a rate of 6% per annum, accruing daily on the unpaid balance of the Exercise Price (as defined below) (the “Adjustment Amount”) until it is paid in full on the Call Option Closing Date (the Base Price, together with any Adjustment Amount, the “Exercise Price”). For the avoidance of doubt, the Exercise Price shall be retroactively adjusted to account for any reduction in the Base Price pursuant to clause (i) or (ii) below, and no Adjustment Amount shall have applied to the amount by which the Base Price was so reduced, from and after the date any TEO Dividends or Cablevision Dividends are paid.  The Parties acknowledge and agree that:

(i)                                     in the event that, pursuant to Section 5, CVH receives the FT Membership Interests or the Spinco Interests, the Base Price shall be adjusted by deducting an amount equal to (y) the FT Proportional Interest of the total Liabilities of FT or any Liability of Spinco, as the case may be, and the FT Proportion or Spinco Proportion of any portion outstanding of the Bono de Goce, in each case as of the Call Option Closing Date, if any and (z) in the event that on or prior to the Call Option Closing Date, TEO has paid and the holders of TEO Securities receive any dividend or other distribution in respect of TEO’s ordinary shares in accordance with the provisions of the Preliminary Merger Agreement (the “TEO Dividends”), 13.51% of such TEO Dividend; and

(ii)                               in the event that, pursuant to Section 5, CVH receives the VLG Membership Interests, and Cablevisión has paid any dividend or other distribution in respect of Cablevisión’s ordinary shares (the “Cablevision Dividend”) prior to the Call Option Closing Date, the Base Price shall be adjusted by deducting an amount equal to 21.55% of the Cablevision Dividend received by VLG.

(b)                              CVH shall have the right, in its sole discretion, to elect to make an advance payment of the Exercise Price in whole or in part at any time without exercising the Call Option. In the event that CVH makes any such advance payment (the “Advance Payment”), (i) the Base Price shall cease to increase by the Adjustment Amount with respect to any amount paid by the Advance Payment (but any unpaid amount of the Base Price shall continue to accrue the Adjustment Amount) and (ii) to the extent CVH has paid the Exercise Price in full prior to the Call Option Closing, CVH shall be entitled to exercise the Call Option during the Call Option Period and receive the relevant equity interests pursuant to Section 5 without any further payment. In the event that the Exercise Price is paid in advance of the exercise of the Call Option and the amount of the Advance Payment exceeded the applicable Exercise Price pursuant to Section 6(a), Fintech Advisory (or FIA, as applicable) shall reimburse CVH on the Call Option

Closing Date for the amount by which the Advance Payment exceeded the Exercise Price pursuant to Section 6(a), as applicable, together with an amount equal to the Adjusted Amount applicable to (i) any amounts due pursuant to Section 6(a)(i)(y), in which case such Adjustment Amount shall start accruing from the date on which the Advance Payment was received by Fintech Advisory, or (ii) any amount due pursuant to Section 6(a)(i)(z) or Section 6(a)(ii), in which case such Adjusted Amount shall start accruing from the date on which the TEO Dividend or the Cablevision Dividend, as applicable, was paid by TEO or Cablevision, respectively, provided, however, that Fintech Advisory or FIA, as applicable, shall be entitled to make a cash payment equal to the lesser of (x) such TEO Dividend or Cablevision Dividend due pursuant to Section 6(a)(i)(z) or Section 6(a)(ii), as the case may be and (y) any Advance Payment on deposit with Fintech Advisory or FIA,  to CVH within 3 (three) days of collecting the TEO Dividend or Cablevision Dividend, as applicable, in which case no Adjustment Amount shall apply to any such amount due pursuant to Section 6(a)(i)(z) or Section 6(a)(ii).

7.                                Collateral.

(a)                           If Fintech Advisory receives Advance Payments that in an aggregate amount to at least US$100,000,000 (such amount, the “Advance Deposit”), then as security for the prompt payment and performance in full when due of the obligations assumed by the Fintech Parties under this Agreement, including the delivery of the Deliverable Securities, FIA shall grant, on the date on which an amount equal to at least the Advance Deposit is made, a first ranking pledge over a certain percentage of the total membership interests of VLG owned by FIA equal to (x) the aggregate amount of Advance Payments received divided by the Exercise Price on such date multiplied by (y) the percentage of VLG Membership Interests that would be delivered pursuant to the VLG Delivery Option (the “Pledged Interests”), substantially in the form of Exhibit A (the “Pledge Agreement”). If the Advance Payments made after the initial Pledge Agreement is executed exceed an additional US$100,000,000, CVH may request that FIA  pledge additional VLG Membership Interests pursuant to the Pledge Agreement in accordance with the foregoing paragraph; provided that CVH may make no more than one request for additional VLG Membership Interests to be pledged.

(b)                           In the event that, following the occurrence and during the continuation of an Event of Default (as defined in the Pledge Agreement), the Secured Party (as defined in the Pledge Agreement) takes any action with respect to the Pledged Interests pursuant to Section 8 (Remedies) of the Pledge Agreement, CVH will be deemed to have exercised the Call Option and shall pay the Exercise Price or the balance thereof, if applicable (as adjusted in accordance with this Agreement) to FIA.

(c)                                  In the event that CVH makes any Advance Payment pursuant to Section 6(b) but does not deliver an Exercise Notice to exercise the Call Option then, upon the expiration of the Call Option Period, CVH will be deemed to have exercised the Call Option and, as applicable, either (A)(i) CVH shall pay the balance of the Exercise Price (as adjusted in accordance with Section 6(a)) to FIA or (ii) FIA shall pay to CVH any amount that may be applicable pursuant to the adjustments described under Section 6(a) and Section 6(b), and (B) subject to the payment of the corresponding amount due in accordance with (A), CVH be entitled to retain the Pledged Interests as consideration for the Exercise Price.

8.                                Representations and Warranties of FT.  As of July 7, 2017 and as of the Call Option Closing Date, FT represents and warrants to CVH that:

(a)                                 FT is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all required corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by FT and constitutes the legal, valid and binding obligation of FT enforceable against FT in accordance with its terms, subject to the Bankruptcy Exceptions.

(b)                                 The execution, delivery and performance of this Agreement by FT and the consummation by FT of the transactions contemplated hereby have been duly authorized and approved by all required corporate action.

(c)                                  Subject to Section 12(d), the execution, delivery and performance by FT of this Agreement, and the consummation by FT of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental entity other than, if any Fintech Party is at any time required to file beneficial ownership reports on Schedule 13D pursuant to the Securities Exchange Act of 1934, the filing of Schedule 13D or an amendment thereto describing the transaction contemplated hereby and including a copy of this Agreement.

(e)                                  The execution, delivery and performance by FT of this Agreement do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), or (iii) give any third party the right to modify, terminate or accelerate any material obligation under, in any such case, any law, the organizational documents of FT, or any material agreement, instrument, order, judgment or decree to which FT or its assets are subject, except, in each case, as would not reasonably be expected, individually or in the aggregate, to prevent or delay the performance by FT of its obligations hereunder or the consummation of the transactions contemplated hereby.

(f)                                   As of July 7, 2017, FT owns 100% of the share capital of Sofora and directly and indirectly owns 20.35% of the total class B shares of common stock of TEO, in each case free and clear of any Encumbrances. From July 7, 2017 until the expiration of the Call Option Period, FT’s assets shall consist solely of any of (i) shares of Sofora, (ii) NTL Preferred B Shares and (ii) TEO Securities, provided that the percentages enumerated in the first sentence may vary at FT’s discretion.

(g)                                  There is no action or litigation pending, or, to the knowledge of FT, threatened, against or affecting FT that challenges the validity or enforceability of this Agreement, seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated hereby  or that would be reasonably expected to impair or delay FT’s ability to consummate the transactions contemplated hereby.

(h)                                 Neither FT nor any of its respective directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation thereof.

9.                                      Representations and Warranties of FIA.  As of July 7, 2017 and as of the Call Option Closing Date, FIA represents and warrants to CVH:

(a)                                 FIA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all required corporate power and authority to execute and deliver this Agreement and the Pledge Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and thereby. This Agreement and the Pledge Agreement have been duly executed and delivered by FM and constitute the legal, valid and binding obligations of FIA enforceable against FIA in accordance with their terms, subject to the Bankruptcy Exceptions.

(b)                                 The execution, delivery and performance of this Agreement and the Pledge Agreement by FIA and the consummation by FIA of the transactions contemplated hereby and thereby have been duly authorized and approved by all required corporate action.

(c)                                  Except as otherwise provided under this Agreement, all of the VLG Membership Interests are owned of record and beneficially, either directly or indirectly, by FIA, free and clear of any Encumbrances, other than any Encumbrance arising out of the Pledge Agreement or that will be released prior to the transfer of the VLG Membership Interests pursuant to this Agreement, and are duly and validly authorized and issued. If pursuant to the VLG Delivery Option, CVH receives the VLG Membership Interest upon exercise of the Call Option then, upon payment of the Exercise Price by CVH as provided in this Agreement, CVH will acquire valid title to the VLG Membership Interests free and clear of all Encumbrances. Except as otherwise provided under the Pledge Agreement, the CV Shareholders’ Agreement, the VLG LLC Operating Agreement and the TEO Shareholders’ Agreement, there are no agreements or understandings in effect with respect to the transfer of the VLG Membership Interests.

(e)                               Subject to Section 12(d), the execution, delivery and performance by FIA of this Agreement and Pledge Agreement, and the consummation by FIA of the transactions contemplated hereby and thereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental entity other than, if any Fintech Party is at any time required to file beneficial ownership reports on Schedule 13D pursuant to the Securities Exchange Act of 1934, the filing of Schedule 13D or an amendment thereto describing the transaction contemplated hereby and including a copy of this Agreement.

(f)                                   The execution, delivery and performance by FIA of this Agreement and the Pledge Agreement and the transfer of VLG Membership Interests hereunder do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), or (iii) give any third party the right to modify, terminate or accelerate any material obligation under, in any such case, any law, the organizational documents of FIA, or any material agreement, instrument, order, judgment or decree to which FIA or its respective assets are subject except, in each case, as would not reasonably be expected, individually or in the aggregate, to prevent or delay the performance by FIA of its obligations hereunder or the consummation of the transactions contemplated hereby.

(g)                                  There is no action or litigation pending, or, to the knowledge of FIA, threatened, against or affecting FIA that challenges the validity or enforceability of this Agreement or the Pledge Agreement, seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated by hereby or thereby or that would be reasonably expected to impair or delay FIA’s ability to consummate the transactions contemplated by hereby or thereby.

(h)                                 Neither FIA nor any of its respective directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation thereof.

10.                         Representations and Warranties of Fintech Advisory.  As of July 7, 2017  and as of the Call Option Closing Date, Fintech Advisory represents and warrants to CVH that:

(a)                                 Fintech Advisory is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all required corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Fintech Advisory and constitutes the legal, valid and binding obligation of Fintech Advisory enforceable against Fintech Advisory in accordance with its terms, subject to the Bankruptcy Exceptions.

(b)                                 The execution, delivery and performance of this Agreement by Fintech Advisory and the consummation by Fintech Advisory of the transactions contemplated hereby have been duly authorized and approved by all required corporate action.

(c)                                  Except as otherwise provided under this Agreement, all of the FT Membership Interests are owned of record and beneficially, either directly or indirectly, by Fintech Advisory, free and clear of any Encumbrances (other than Encumbrances that will be discharged prior to the Call Option Closing Date) and are duly and validly authorized and issued.  If pursuant to Section 5 CVH receives the FT Membership Interests upon exercise of the Call Option then, upon payment of the Exercise Price by CVH as provided in this Agreement, CVH will acquire valid title to the FT Membership Interests free and clear of all Encumbrances. There are no agreements or understandings in effect with respect to the transfer of the FT Membership Interests.

(d)                                 The execution, delivery and performance by Fintech Advisory of this Agreement, and the consummation by Fintech Advisory of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental entity other than, if any Fintech Party is at any time required to file beneficial ownership reports on Schedule 13D pursuant to the Securities

Exchange Act of 1934, the filing of Schedule 13D or an amendment thereto describing the transaction contemplated hereby and including a copy of this Agreement.

(e)                                  The execution, delivery and performance by Fintech Advisory of this Agreement and the transfer of the FT Membership Interests do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), or (iii) give any third party the right to modify, terminate or accelerate any material obligation under, in any such case, any law, the organizational documents of Fintech Advisory or FT, or any material agreement, instrument, order, judgment or decree to which Fintech Advisory or FT or their respective assets are subject, except, in each case, as would not reasonably be expected, individually or in the aggregate, to prevent or delay the performance by Fintech Advisory of its obligations hereunder or the consummation of the transactions contemplated hereby.

(f)                                   There is no action or litigation pending, or, to the knowledge of Fintech Advisory, threatened, against or affecting Fintech Advisory that challenges the validity or enforceability of this Agreement, seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated hereby  or that would be reasonably expected to impair or delay Fintech Advisory’s ability to consummate the transactions contemplated hereby.

(g)                                  Neither Fintech Advisory nor any of its respective directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation thereof.

11.                               Representations and Warranties of CVH.  As of July 7, 2017 and as of the Call Option Closing Date, CVH represents and warrants to each Fintech Party:

(a)                                 CVH is a company duly organized, validly existing and in good standing under the laws of the Argentina and has all required corporate power and authority to execute and deliver this Agreement and the Pledge Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Pledge Agreement have been duly executed and delivered by CVH and constitute the legal, valid and binding agreement of CVH enforceable against CVH in accordance with their terms, subject to the Bankruptcy Exception.

(b)                                 The execution, delivery and performance of this Agreement and the Pledge Agreement by CVH and the consummation by CVH of the transactions contemplated hereby and thereby have been duly authorized and approved by all required corporate action.

(c)                                  The execution, delivery and performance by CVH of this Agreement and the Pledge Agreement do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), or (iii) give any third party the right to modify, terminate or accelerate any material obligation under, in any such case, any law, the organizational documents of CVH, or any material agreement, instrument, order, judgment or decree to which CVH or its assets are subject, except, in each case, as would not reasonably be expected, individually or in the aggregate, to prevent or delay the performance by CVH of its obligations hereunder or the consummation of the transactions contemplated hereby.

(f)                                   There is no action or litigation pending, or, to the knowledge of CVH, threatened, against or affecting CVH that challenges the validity or enforceability of this Agreement, seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated hereby  or that would be reasonably expected to impair or delay CVH’s ability to consummate the transactions contemplated hereby

(d)                                 The execution, delivery and performance by CVH of this Agreement and the Pledge Agreement, and the consummation by CVH of the transactions contemplated hereby and thereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental entity.

(e)                                  Neither CVH nor any of its respective directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation thereof.

12.                         Covenants and Undertakings.

(a)                           Regulatory Approvals.  CVH and the Fintech Parties, as applicable, shall not, and shall cause their respective representatives and attorneys-in-fact not to, take any action that would contravene applicable law in connection with this Agreement or the transactions contemplated hereby. Without limiting the foregoing, each of the parties hereto agrees in connection with the transactions contemplated hereby not to offer or give on behalf of itself or any of its affiliates, either directly or through any other person, any money or anything else of value to any government official, including any official of a governmental entity, any member of the government, any political party or official thereof, or any candidate for political office (each, an “Official”), or any other person while knowing or having reason to know that all or a portion of such money or thing of value may be offered given or promised, directly or indirectly to any Official for the purpose of any of the following:

(i) influencing any act, omission or decision of such Official in his, her or its official capacity;

(ii) inducing such Official to do or to omit to do any act in violation of the lawful duty of such Official;

(iii) inducing such Official to use his, her or its influence with any governmental entity to affect or influence any act or decision of such governmental entity in order to assist itself or any of its affiliates in obtaining or retaining business for or with, or directing business to, any Person; or

(iv) otherwise securing any improper or unlawful advantage for the itself or any of its affiliates.

(b)                           Taxes.  Each of CVH and the Fintech Parties shall be responsible for their own present or future taxes or other similar related charges now or hereafter imposed, levied, collected, withheld or assessed by any governmental entity by reason of the execution, delivery and performance of this Agreement and the Pledge Agreement.

(c)                            Dispositions and Encumbrances.

Except as set forth in this Agreement and for any Encumbrance released prior to the transfer of the FT Membership Interests pursuant to this Agreement, Fintech Advisory shall not directly or indirectly, sell, transfer or otherwise dispose of, or pledge, or create, incur, assume or suffer to exist, any Encumbrance on the FT Membership Interests. Except as set forth in this Agreement and the Pledge Agreement and for any Encumbrance released prior to the transfer of the VLG Membership Interests pursuant to this Agreement, FIA shall not directly or indirectly, sell, transfer or otherwise dispose of, or pledge, or create, incur, assume or suffer to exist, any Encumbrance on the VLG Membership Interests. Except as set forth in this Agreement and for any Encumbrance released prior to the transfer of the Spinco Interests pursuant to this Agreement, FT shall not directly or indirectly, sell, transfer or otherwise dispose of, or pledge, or create, incur, assume or suffer to exist, any Encumbrance on the Spinco Interests.

(d)                           Waiver.  Each of CVH and the Fintech Parties agree to waive and hereby waive any and all rights they may have under the TEO Shareholders’ Agreement, the CV Shareholders’ Agreement and the VLG LLC Operating Agreement in connection with the transaction contemplated hereby and under the Pledge Agreement to the extent that (A) such rights may prevent, delay or hinder the execution, delivery or performance of this Agreement or in any other way negatively affect the transactions contemplated hereby or (B) the violation of which rights would result in this Agreement being null and void.

(e)                         Cooperation.  The parties hereto will take all actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement, including, without limitation entering into such agreements and delivering such certificates and instruments and consents as may be deemed necessary or appropriate to effect the transactions contemplated by this Agreement.

(f)                             Further Assurances.  Subject to the terms and conditions herein provided, each of the parties agrees hereto to take all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to perform its obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement.

13.                         Conditions Precedent.

(a)                           The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by CVH and the Fintech Parties), at or prior to the Call Option Closing, of each of the following conditions:

(i)                                                       CVH shall deliver to Fintech Advisory written notice in the form of Exhibit B (with blanks appropriately completed) (the “Exercise Notice”) at least six (6) days prior to the date on which CVH wishes to exercise the Call Option; and

(ii)                                                    no preliminary or permanent injunction or other order against or law or regulation prohibiting the purchase or delivery of the Deliverable Securities, as applicable, issued by any court of competent jurisdiction or other governmental authority shall be in effect.

(b)                           The obligations of CVH to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by CVH, of each of the following conditions at or prior to the Call Option Closing:

(i)                                                       each of the representations and warranties of FT set forth in Section 8, each of the representations and warranties of FIA set forth in Section 9 and each of the representations and warranties of Fintech Advisory set forth in Section 10 shall be true and correct in all respects as of July 7, 2017 and as of the Call Option Closing Date with the same force and effect as if made on and as of the Call Option Closing Date;

(ii)                                                    the Fintech Parties shall have performed and complied with each of the agreements and covenants required to be performed or complied with by each of them on or prior to the Call Option Closing Date; and

(iii)                                                 CVH shall have received a certificate, dated the Call Option Closing Date and signed by a duly authorized officer or manager of each of the Fintech Parties, stating on behalf of each of the Fintech Parties that each of the conditions set forth in Section 13(b)(i) and Section 13(b)(ii), respectively, have been satisfied.

(c)                            The obligations of the Fintech Parties to consummate the transactions contemplated by this Agreement and the Pledge Agreement shall be subject to the satisfaction, or waiver by each of the Fintech Parties, of each of the following conditions at or prior to the Call Option Closing:

(i)                                                       Each of the representations and warranties of CVH set forth in Section 11 shall be true and correct in all respects as of July 7, 2017 and as of the Call Option Closing Date with the same force and effect as if made on and as of the Call Option Closing Date;

(ii)                                                    CVH shall have performed and complied with each of the agreements and covenants required to be performed or complied with by it on or prior to the Call Option Closing Date, and

(iii)                                                 the Fintech Parties shall have received a certificate, dated the Option Closing Date and signed by a duly authorized officer of CVH, stating on behalf of CVH that each of the conditions set forth in Section 13(c)(i) and Section 13(c)(ii) have been satisfied.

14. Indemnification.

(a)                           Each of the representations and warranties set forth in this Agreement and in the Pledge Agreement shall survive the Call Option Closing and the consummation of the transactions contemplated hereby and shall expire on the date that is one (1) year after the Call Option Closing Date.

(b)                           Subject to the terms and conditions of this Section 14, from and after the Call Option Closing Date, the Fintech Parties shall jointly and severally indemnify, defend and hold harmless CVH and its respective representatives, successors and permitted assigns (collectively, the “CVH Indemnitees”) from and against and shall pay and reimburse CVH for any and all losses incurred or sustained by, or imposed upon, the CVH Indemnitees, resulting from or arising out of any inaccuracy in or breach of any representation or warranty or the breach of any covenant, agreement or obligation to be performed by any of the Fintech Parties contained in this Agreement and the Pledge Agreement, as of the date such representation or warranty was made or as of the Call Option Closing Date with the same force and effect as if made on and as of the Call Option Closing Date subject to a maximum amount of US$634,275,282; provided that the indemnity herein shall not extend to claims against CVH by any transferee of the Deliverable Securities.

(c)                                  Subject to the terms and conditions of this Section 14, from and after the Call Option Closing Date, CVH shall indemnify, defend and hold harmless each of the Fintech Parties and their respective representatives, successors and permitted assigns (collectively, the “FT Indemnitees”) from and against and shall pay and reimburse the relevant Fintech Party for any and all losses incurred or sustained by, or imposed upon, the FT Indemnitees, resulting from or arising out of any inaccuracy in or breach of any representation or warranty or the breach of any covenant, agreement or obligation to be performed by CVH contained in this Agreement, as of the date such representation or warranty was made or as of the Call Option Closing Date with the same force and effect as if made on and as of the Call Option Closing Date subject to a maximum amount of US$634,275,282.

15.                         Severability.  If any provision of this Agreement or the application of any provision hereof to any party hereto or set of circumstances is held invalid, the remainder of this Agreement and the application of such provision to the other party or set of circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portion of this Agreement.

16.                         Successors; Assignment.  Except as set forth in this Section 16, this Agreement and the rights of a party hereunder may not be assigned, and the obligations of a party hereunder may not be delegated, in whole or in part by either party without the other party’s prior consent.  Any assignment made in violation of this Agreement shall be null and void. CVH may assign this Agreement and/or the Pledge Agreement without the prior consent of the Fintech Parties at any time to any third party only in connection with and pursuant to the Financing. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors.

17.                         Amendment.  No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the authorized representatives of the Parties hereto.

18.                         Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect in any way the interpretation hereof.

19.                         Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by electronic mail or sent by registered or certified mail or by any express mail service, if to CVH, to:

Cablevisión Holding S.A.
Tacuari 1846, 4to. Piso
Ciudad de Buenos Aires (1139)
Argentina

E-mail:                                   aleu@grupoclarin.com
                                                                           sbardengo@grupoclarin.com
Attention:                    Alejandro Urricelqui
                                                                           Sebastian Bardengo

if to any Fintech Party, to:

Fintech Media, LLC

c/o Fintech Advisory Inc.

375 Park Avenue 38th Floor,

New York, NY 10152

E-mail: mcl@fintechadv.com

Attention: General Counsel

or at such other address or number for a party as shall be specified by like notice.  Any notice which is delivered personally or by telecopy transmission or by registered or certified mail or courier shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party.

20.                         Governing Law.

(a)                           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

21.                         Submission to Jurisdiction; Waiver of Jury Trial; Etc.  Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation or proceeding arising out of this Agreement or the transactions contemplated hereby.  Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this

Agreement or any transaction contemplated hereby or thereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally (i) waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such litigation or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 21, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by law, that the litigation in any such court is brought in an inconvenient forum and (ii) agrees not to commence any action, claim, cause of action or suit, in contract, tort or otherwise arising out of this Agreement and the transactions contemplated hereby and thereby other than in (A) the United States District Court for the Southern District of New York or (B) the Supreme Court of the State of New York, New York County.  The parties intend that any judgment of either such court shall be enforceable in all other jurisdictions.

22.                               Interpretation.

Each party hereto represents that, in the negotiation and drafting of this Agreement, such party has been represented by and relied upon the advice of counsel of such party’s choice.  Each such party affirms that such party’s counsel has had a substantial role in the drafting and negotiation of this Agreement.  Therefore, each such party agrees that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any related document.

23.                               Specific Performance.  CVH shall be entitled to compel specific performance of this Agreement and to seek other applicable equitable relief in the event of any breach or threatened breach of this Agreement by either Fintech Party, and each Fintech Party hereby waives for such purposes the defense of adequate remedy at law.

24.                         No Third-Party Beneficiaries.  Except as otherwise specifically provided herein, nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies.

25.                         No Waiver of Rights.  No waiver of or delay or omission in the exercise of any right, power or remedy herein provided or otherwise available to the parties, their respective successors and permitted assigns shall impair, affect or be construed as a waiver of their respective rights thereafter to exercise the same.  Any single or partial exercise by the parties, their respective successors and permitted assigns of any right hereunder shall not preclude any other or further exercise of any other right.

26.                         Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. This Agreement shall be binding upon a party hereto only upon the manual execution and delivery (which delivery may be by telecopy or facsimile or electronic mail) of a signature page to a counterpart hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit A

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT

PLEDGE AGREEMENT (this “Agreement”) dated as of [•], 2017, is entered into between Fintech Media, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Pledgor”), and Cablevisión Holding S.A., a company organized and existing under the laws of Argentina (the “Secured Party”).

R E C I T A L S

WHEREAS, on the date hereof, Pledgor is the direct owner of 50% of VLG Argentina, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“VLG”);

WHEREAS, Fintech Telecom, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“FT”), is the direct controlling shareholder of Sofora Telecomunicaciones S.A., (“Sofora”), Sofora is the controlling shareholder of Nortel Inversora S.A. (“Nortel”), Nortel is the controlling shareholder of Telecom Argentina S.A. (“TEO”), and TEO is the controlling shareholder of Telecom Personal S.A. (“Personal”);

WHEREAS, Sofora, Nortel, TEO, and Personal have entered into a preliminary reorganization agreement (Compromiso Previo de Fusión), dated March 31, 2017, pursuant to which Sofora, Nortel and Personal will be merged into TEO, which will be the surviving entity, and Sofora, Nortel and Personal will be dissolved without liquidation and all of their respective assets and liabilities will be transferred to TEO in accordance with Argentine corporate law and the terms of the preliminary reorganization agreement (the “Reorganization”);

WHEREAS, Cablevisión S.A., a company organized and existing under the laws of Argentina (“Cablevisión”), and TEO have entered into a preliminary merger agreement (Compromiso Previo de Fusión) dated June 30, 2017 (the “Preliminary Merger Agreement”) pursuant to which Cablevisión will be merged into TEO, following which TEO will be the surviving entity and Cablevisión will be dissolved without liquidation and all of its assets and liabilities transferred to TEO, as applicable, in accordance with Argentine corporate law and the terms of the Preliminary Merger Agreement (the “Merger”);

WHEREAS, in furtherance of the Merger, Pledgor, FT, Fintech Advisory Inc., a corporation organized and existing under the laws of the State of Delaware (“Fintech Advisory”) and Secured Party entered into that certain Call Option Agreement, dated as of July 7, 2017 (as may be amended, restated or otherwise modified from time to time, the “Call Option Agreement”) pursuant to which Fintech Advisory has committed to sell to CVH membership interests of FT on the terms and subject to the conditions set forth in the Call Option Agreement including, among other things, the execution and delivery by Pledgor of a pledge agreement in the form hereof granting a security interest in the Collateral (as defined below) to Secured Party to secure the Secured Obligations (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Call Option Agreement and in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                           Definitions.

Capitalized terms used in this Agreement and not otherwise defined herein will have the meanings assigned to them in the Call Option Agreement.  As used in this Agreement, the following terms have the respective meanings set forth below:

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banks in New York City, New York, United States of America and Buenos Aires, Argentina are authorized or required by law to close.

“CV Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement relating to Cablevisión dated as of May 4, 2017 among VLG, CVH, FT, FIA, Fintech Advisory and Cablevisión.

“Collateral” has the meaning assigned to such term in Section 2.

“Encumbrance” means any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, Encumbrance (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, license, sublicense, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Event of Default” means the failure of Pledgor to perform or satisfy in full (a) any of its obligations contemplated in clause (a) of the definition of Secured Obligations when due, and (b) any material obligations of Pledgor under this Agreement if such failure continues for a period of thirty (30) days after Secured Party delivers to Pledgor written notice of such default.

“Operating Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of VLG Argentina, LLC, dated as of May 4, 2017 (as amended).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association, government or any political subdivision department or agency of any government.

“Pledged Interests” means [•]% of the membership interests of VLG owned directly by Pledgor.

“Secured Obligations” means (a) following the payment of an amount equal to at least the Advance Deposit or the exercise of the Call Option and subject to the satisfaction of the conditions precedent set forth in Section 13 of the Call Option Agreement, the due and punctual performance, when and as due, of Fintech Advisory’s obligations to deliver the FT Membership Interests or the Spinco Interests or Pledgor’s obligation to deliver the VLG Membership Interests, as applicable, to Secured Party pursuant to the Call Option Agreement and (b) all obligations of Pledgor under this Agreement.

“Securities Act” means the Securities Act of 1933, as in effect from time to time in the United States of America.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of Secured Party’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

Section 2.                                           The Pledge.  As collateral security for the prompt payment and performance in full when due of the Secured Obligations, Pledgor hereby grants to Secured Party a security interest in all of Pledgor’s right, title and interest in the following property, whether now owned by Pledgor or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to in this Agreement as “Collateral”):

(a)                                 the Pledged Interests and the certificates, if any, representing the Pledged  Interests;

(b)                                 all property (including equity interests issued by VLG) from time to time received, receivable or otherwise distributed in exchange for any and all of the Pledged Interests (including, without limitation, all shares, securities, options, warrants, interests, participations, or other equivalents regardless of how remote);

(c)                                  all rights, privileges, authority and power arising from Pledgor’s ownership of its Pledged Interests, including all of the Pledgor’s rights under the Operating Agreement, or otherwise to exercise and enforce every right, power, remedy, authority, option and privilege, or to give or receive any notice, consent, amendment, waiver or approval, on behalf of the Pledgor relating to the Pledged Interests or the Issuer;

(d)                                 all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or exchange for any and all of the Pledged Interests and other Collateral (including, without limitation, all shares, securities, options, warrants, interests, participations, or other equivalents regardless of how remote), other than dividends, distributions or other proceeds in the form of cash in respect of the Pledged Interests received by Pledgor while no Event of Default has occurred and is continuing; and

(e)                                  all cash and non-cash Proceeds (as defined in the UCC) of any and all of the foregoing.

Section 3.                                           Collateral Delivery, Perfection; Maintenance and Administration.

(a)                                 As of the date hereof, Pledgor shall have delivered, or cause to be delivered, to Secured Party, certificates evidencing the Pledged Interest accompanied by undated powers, in the form attached hereto as Exhibit A, duly executed by Pledgor in blank. Secured Party will have the right at any time to exchange certificates or instruments representing or evidencing the Pledged Interests for certificates or instruments of smaller or larger denominations;

(b)                                 As of the date hereof, Pledgor shall file (and authorizes Secured Party to file) UCC financing statements (including amendments and continuations) in any filing office(s), deemed necessary by Secured Party, naming the Pledgor as the debtor and Secured Party as secured party, which describes the Collateral specifically and contains any other information the Secured Party deems necessary to comply with the UCC or other applicable law for perfection of the security interest in the Collateral; and

(c)                                  Upon the occurrence and during the continuation of an Event of Default, Secured Party will have the right (in its sole and absolute discretion and without notice to Pledgor) to transfer to or to register on the books of VLG (or of any other Person maintaining records with respect to the Collateral) in the name of Secured Party or any of its nominees any or all of the Collateral.

Section 4.                                           Voting Rights and Dividends.

(a)                                 Unless and until an Event of Default will have occurred and is continuing:

(i)                                     Pledgor will be entitled to exercise any and all voting rights and/or other consensual rights and powers inuring to an owner of Pledged Interests or any part thereof for any purpose consistent with the terms of this Agreement, the CV Shareholders’ Agreement and the Operating Agreement; provided, however, that Pledgor will not be entitled to exercise any such right if the result thereof would materially and adversely affect the rights inuring to a holder of the Pledged Interests or the rights and remedies of Secured Party under this Agreement, the CV Shareholders’ Agreement, the Operating Agreement or the Call Option Agreement or would reasonably be expected to have a material adverse effect on the value of the Pledged Interests or Secured Party’s interest therein;

(ii)                                  Pledgor will be entitled to receive and retain any and all cash dividends paid on the Pledged Interests (except cash dividends paid or payable in respect of the total or partial liquidation of an issuer) to the extent not prohibited or limited by the Operating Agreement, the CV Shareholders’ Agreement or the Call Option Agreement; and

(iii)                               Secured Party will execute and deliver to Pledgor, or cause to be executed and delivered to Pledgor, all such proxies, powers of attorney and other instruments as Pledgor may request for the purpose of enabling Pledgor to exercise any voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) above and to receive the cash dividends it is entitled to receive pursuant to paragraph (a)(ii) above, as soon as reasonably practicable after receipt of a written request from Pledgor, which power of attorney shall remain effective until the earlier to occur of (A) the occurrence and continuation of an Event of Default and (B) the termination of this Agreement.

(b)                                 Upon the occurrence and during the continuation of an Event of Default:

(i)                                     All rights of Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) above, and the obligations of Secured Party under paragraph (a)(iii) above, will cease, and all such rights will thereon become vested in Secured Party, which will have sole and exclusive right and authority to exercise such voting and consensual rights and powers;

(ii)                                  All rights of Pledgor to dividends or other payments pursuant to paragraph (a)(ii) above will cease, and all such rights will thereupon become vested in Secured Party, which will have the sole and exclusive right and authority to receive and retain such dividends or other payments and any such amounts will be applied in accordance with the provisions hereof; and

(iii)                               Pledgor will promptly execute and deliver to Secured Party, or cause to be executed and delivered to Secured Party, all such proxies, powers of attorney and other instruments as Secured Party may request for the purpose of enabling Secured Party to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (b)(i) above and to receive the cash dividends it is entitled to receive pursuant to paragraph (b)(ii) above.

(c)                                  All dividends or other payments received by Pledgor not otherwise addressed by the provisions of this Section 4 will be held in trust for the benefit of Secured Party subject to the security interest of this Agreement, will be segregated from other property or funds of Pledgor and will be forthwith delivered to Secured Party upon demand in the same form as so received (with any necessary endorsement).

Section 5.                                           Representations and Warranties.  Pledgor represents and warrants to Secured Party as of the date hereof:

(a)                                 Duly Organized.  Pledgor has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, with power and authority to execute, deliver and perform its obligations under this Agreement, including all documents executed in connection herewith.

(b)                                 Power; Authority; Consent.  Pledgor has the power and authority to grant a security interest in the Collateral in the manner hereby done or contemplated and will defend its title or interest thereto or therein against any and all Encumbrances (other than the security interest granted by this Agreement or any other security interests granted in accordance with the terms of the CV Shareholders’ Agreement and the Operating Agreement), however arising, of all Persons whomsoever.  Subject to the provisions of Section 12(d) of the Call Option Agreement, no consent of any other Person (including members or creditors of Pledgor), and no consent or approval of any governmental authority or any shares exchange was or is necessary for the pledge effected hereby.

(c)                                  No Litigation.  No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to its knowledge threatened, against Pledgor or any of its properties with respect to this Agreement which, if decided adversely, would have a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Agreement.

(d)                                 Pledgor’s Name, Legal Status and Location.  (i) Pledgor’s exact legal name is that indicated in the introductory statement to this Agreement and is the exact name as it appears in Pledgor’s organizational documents as filed with Pledgor’s jurisdiction of organization and on the signature page hereof, and (ii) Pledgor is an organization of the type and is organized solely in the jurisdiction set forth in the introductory statement to this Agreement.

(e)                                  Ownership and Encumbrances.  Except for the security interest granted hereunder or any Encumbrance that will be released prior to the transfer of the VLG Membership Interests pursuant to the Call Option Agreement, Pledgor (i) is the sole legal and beneficial owner of the Collateral, (ii) holds the same free and clear of all Encumbrances, and (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Encumbrance on, the Collateral.

(f)                                   Interests.  Pledgor will not amend or modify Section 3.02(e) of the Operating Agreement, or permit VLG from amending or modifying the Operating Agreement in a manner such that the terms of the Operating Agreement do not expressly provide that the Pledged Interests are securities governed by Article 8 of the Delaware Uniform Commercial Code.

(g)                                  Perfection.  By virtue of the execution and delivery by Pledgor of this Agreement, (i) with respect to the Pledged Interests, when the certificates, if any, evidencing the Pledged Interests are delivered to Secured Party in accordance with this Agreement, and (ii) with respect to all Collateral that may be perfected by filing a financing statement pursuant to the UCC, when a UCC financing statement indicating the Collateral has been filed in the offices of the Secretary of State of Delaware (naming Pledgor as the debtor and Secured Party as Secured Party), Secured Party will have a valid and perfected first priority security interest in such Collateral as security for the payment and performance of the Secured Obligations.

(h)                                 Status of Pledged Interests.  The Pledged Interests are (i) duly authorized and validly existing, (ii) fully paid and nonassessable and (iii) not subject to any options to purchase or other similar rights or subject to any legal or contractual restriction, or any other applicable agreement, upon the pledge of the Pledged Interests hereunder, other than those arising under the Securities Act, CV Shareholders’ Agreement, the Operating Agreement or the Call Option Agreement.  All information set forth herein relating to the Pledged Interests is accurate and complete in all material respects.

Section 6.                                           Further Assurances.

(a)                                 Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or reasonably desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, Pledgor will: (i) execute such instruments or notices, as may be necessary or reasonably desirable, or as Secured Party may request, in order to perfect and preserve the first priority security interests granted or purported to be granted hereby; and (ii) appear in and defend any action or proceeding that may affect Pledgor’s title to or Secured Party’s security interest in the Collateral.

(b)                                 Pledgor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral.

Section 7.                                           Covenants of Pledgor.

(a)                                 Change in Pledgor’s Name, Legal Status and Location.  Pledgor agrees to furnish to Secured Party at least 10 days prior written notice of any of the following:  (i) a change in Pledgor’s legal name from that indicated in the introductory statement to this Agreement and in Pledgor’s organizational documents as filed with Pledgor’s jurisdiction of organization;  (ii) a change in Pledgor’s organizational legal entity designation from that indicated in the introductory statement to this Agreement; and (iii) a change in Pledgor’s jurisdiction of organization from that indicated in the introductory statement to this Agreement.  Pledgor agrees not to effect or permit any change referred to in the preceding sentence unless, within 10 days following any such change, all filings are, or will be, made under the Uniform Commercial Code or other applicable law that are required in order for Secured Party to continue at all times following such change to have a valid, legal and perfected, security interest in the Collateral.

(b)                                 No Other Filings.  Without the prior written consent of Secured Party, Pledgor will not, after the date hereof, file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which Secured Party is not named as the sole secured party.

Section 8.                                           Remedies.

(a)                                 In addition to the rights and remedies specified herein, Secured Party will have all of the rights and remedies of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies under this Agreement may be asserted; provided, however, in the event that Secured Party exercises the Call Option and sells the Collateral or any portion thereof to any Person other than a CVH Party (as such term is defined in the TEO Shareholders’ Agreement), the exercise of the rights and remedies specified herein is subject to the terms and conditions of the Shareholders’ Agreement relating to TEO dated as of July 7, 2017, among, inter alia, the Secured Party and the Pledgor (the “TEO Shareholders Agreement”).

(b)                                 At any time that an Event of Default has occurred and is continuing, Secured Party will be entitled to do any or all of the following (to the fullest extent permitted under the laws in effect in any jurisdiction where any right or remedy under this Agreement may be asserted), provided that, upon taking any such action, Secured Party will be deemed to have exercised the Call Option under the Call Option Agreement and shall pay the Exercise Price or the balance thereof (as adjusted in accordance with the Call Option Agreement) to Pledgor:

(i)                                     reregister any or all of the Pledged Interests in the name of Secured Party, and Secured Party may thereafter exercise (A) any and all voting rights and other limited liability company powers, and other rights pertaining to the Pledged Interests and (B) any and all rights of conversion, exchange and subscription and other rights, privileges or options pertaining to the Pledged Interests, in each case as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Interests upon the exercise by Pledgor or Secured Party of any right, privilege or option pertaining to such Pledged Interest, and in connection therewith the right to deposit and deliver any and all of the Pledged Interests or other Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it, but Secured Party shall have no duty to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(ii)                                  if unable to exercise its rights conferred upon it under clause (i) above, proceed by a suit or suits at law or in equity to foreclose upon the Collateral pursuant to a judgment or decree of a court or courts having competent jurisdiction; and

(iii)                               otherwise act with respect to the Collateral or the proceeds thereof as though Secured Party were the outright owner thereof;

(c)                                  For the avoidance of doubt, in the event that the Spinco Delivery Option is elected and an Event of Default occurs, CVH shall be entitled to exercise any of the foregoing remedies in respect of the Collateral as if the VLG Delivery Option had been elected.

(d)                                 Pledgor further recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to Secured Party than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale will be deemed to have been made in a commercially reasonable manner and that Secured Party will have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit VLG or issuer thereof to register it for public sale.

(e)                                  Secured Party will not be obligated to make any sale of any Collateral if it will determine not to do so, regardless of the fact that notice of sale of such Collateral will have been given.  Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

(f)                                   Secured Party is hereby authorized to comply with any limitation or restriction in connection with any sale of Collateral as it may be advised by counsel is necessary in order to (i) avoid any violation of applicable law or (ii) obtain any required approval of the sale or of the purchase by any governmental authority, and Pledgor agrees that such compliance will not result in such sale being considered or deemed not to have been made in a commercially reasonable manner and that Secured Party will not be liable or accountable to Pledgor for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

(g)                                  If Secured Party determines to exercise its right to exercise the Call Option or alternatively foreclose upon the Collateral pursuant to this Section 8, Pledgor agrees that, upon request of Secured Party, Pledgor will, at its own expense:

(i)                                     execute and deliver, or cause the officers, managers and/or directors of VLG to execute and deliver, to any Person or governmental authority as Secured Party may choose, any and all documents and writings which, in Secured Party’s reasonable judgment, may be necessary or appropriate for approval, or be required by, any governmental authority located in any city, county, state or country where Pledgor or VLG engage in business, in order to transfer or to more effectively transfer the Collateral or otherwise enforce Secured Party’s rights hereunder; and

(ii)                                  do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

(h)                                 Secured Party will not be required to provide to Pledgor prior notice of the time and place of any sale or other intended disposition of any of the Collateral with respect to any Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market or under any other circumstances where such notice is not required as a matter of applicable law.  Where such notice is required as a matter of applicable law, Secured Party will give Pledgor not less than ten days’ prior notice of the time and place of any sale or other intended disposition of any of the Collateral and Pledgor agrees that such notice, where required, constitutes “reasonable notification” within the meaning of Article 9 of the UCC.

(i)                                     Pledgor agrees that it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in effect in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Collateral or the possession thereof by any purchaser at any sale hereunder, and Pledgor waives the benefit of all such laws to the extent it lawfully may do so.

Pledgor agrees that it will not interfere with any right, power and remedy of Secured Party provided for in this Agreement or existing at law or in equity or by statute or otherwise and will have no right to require Secured Party to marshal any part of the Collateral.

Section 9.                                           Attorney-in-Fact.  Pledgor hereby appoints Secured Party as Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in Secured Party’s discretion to take any action and to execute any instrument that is necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to complete any stock, bond or other power, to receive, endorse and collect all instruments made payable to Pledgor representing any dividend or other distribution in respect of the Pledged Interests or any part thereof and to give full discharge for the same.  This appointment as attorney-in-fact is irrevocable until this Agreement has terminated.

Section 10.                                    Reimbursement of Secured Party; Indemnification of Secured Party.

(a)                                 Pledgor agrees to be liable to Secured Party for the amount of any and all reasonable and documented out-of-pocket expenses, including reasonable fees, other charges and disbursements of its counsel and of any experts or agents, incurred by Secured Party in connection with (i) the exercise or enforcement of any of the rights of Secured Party hereunder, or the sale of, collection from, or other realization upon, any of the Collateral in accordance with the terms hereof, or (ii) the failure by Pledgor to perform or observe any of the provisions hereof applicable to it; provided, however, that Pledgor shall not be liable for any expenses to the extent that such expenses are finally judicially determined to have resulted from Secured Party’s bad faith or, breach of this Agreement or the Call Option Agreement.

(b)                                 Without limitation of its indemnification obligations under the Call Option Agreement, Pledgor agrees to indemnify Secured Party and any agents of Secured Party (each, an “Indemnitee” and together, the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, other charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby; provided that such indemnity will not be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee or in connection with the violations of the Act.

(c)                                  Any amounts payable as provided hereunder will be additional Secured Obligations secured hereunder.  The provisions of this Section 10 will remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement, the CV Shareholders’ Agreement, the Operating Agreement or the Call Option Agreement or any investigation made by or on behalf of Secured Party.  All amounts due under this Section 10 will be payable upon written demand therefor.

Section 11.                                    Responsibilities of Secured Party.

(a)                                 Other than the exercise of reasonable care in the custody and preservation of the Collateral, Secured Party will have no additional duties with respect to any Collateral, including with respect to any matter or proceedings arising out of or relating to the Collateral.  Secured Party will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

(b)                                 In exercising or refraining from exercising its rights hereunder, Secured Party will not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by Secured Party in good faith.

(c)                                  Secured Party may consult with legal counsel, and will be fully protected in taking, or omitting to take, any action in good faith reliance thereon.

(d)                                 Neither Secured Party nor any of its directors, officers, employees, agents or counsel will be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for their own gross negligence or willful misconduct, and Secured Party will not be liable for any error of judgment made by it in good faith.

(e)                                  Notwithstanding any of the foregoing, Secured Party agrees that none of the clauses in this Section 11 is intended to limit or prohibit any rights or protections of any other party to the TEO Shareholders Agreement or at law in their capacity as a shareholder or creditor of TEO.

Section 12.                                    Termination; Release; Reinstatement.

(a)                                 This Agreement and the security interests granted hereby will terminate upon the earliest to occur of (i) the termination of the Call Option Agreement, (ii) the expiration of the Call Option Period or (iii) the exercise of the Call Option and the consummation of the Call Option Closing, including the delivery of the FT Membership Interest, Spinco Interest or the VLG Membership Interest, as applicable.

(b)                                 Upon any sale or other transfer by Pledgor of any Collateral in accordance with the terms of the Call Option Agreement, or, upon the effectiveness of any written consent by Secured Party to the release of the security interest granted hereby in any Collateral, the security interest in such Collateral will be automatically released.

(c)                                  In connection with any termination or release pursuant to this Section 12, Secured Party will execute and deliver to Pledgor, at Pledgor’s sole expense, all documents that Pledgor will reasonably request to evidence such termination or release, in each case without recourse, representations or warranties of any kind.

Section 13.                                    Miscellaneous.

(a)                                 Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by electronic mail or sent by registered or certified mail or by any express mail service,

If to Pledgor, to:

Fintech Media, LLC
c/o Fintech Advisory Inc.
375 Park Avenue 38th Floor,
New York, NY 10152
USA
E-mail:
Attention:

If to Secured Party, to:

Cablevisión Holding S.A.
Tacuari 1846, 4to. Piso
Ciudad de Buenos Aires (1139)
Argentina
E-mail: aleu@grupoclarin.com
sbardengo@grupoclarin.com
Attention: Alejandro Urricelqui
Sebastian Bardengo

or at such other address or number for a party as shall be specified by like notice.  Any notice which is delivered personally or by telecopy transmission or by registered or certified mail or courier shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party.

(b)                                 No Waiver; Cumulative Remedies.  No failure by Secured Party to exercise, and no delay by Secured Party in exercising, any right, remedy, power or privilege hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(c)                                  Amendments, Etc.  No amendment or waiver of any provision of this Agreement and no consent to any departure by Pledgor therefrom, will be effective unless in writing signed by Secured Party and Pledgor, and each such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

(d)                                 Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the respective successors and assigns of Pledgor and Secured Party (provided, however, that neither party shall assign or transfer Pledgor’s rights or obligations under this Agreement without the prior written consent of the other party, except as otherwise provided in this Section 13(d)). Secured Party may assign this Agreement without the prior consent of Pledgor at any time to any third party only in connection with and pursuant to the Financing (provided, however, that this Agreement may only be assigned to the extent that the Call Option Agreement is assigned or pledged and only if permitted under the terms and conditions of the TEO Shareholders Agreement).

(e)                                  Counterparts; Telefacsimile Execution.  This Agreement may be executed in any number of counterparts, all of which taken together will constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document.  Delivery of an executed counterpart of this Agreement by telefacsimile will be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also will deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart will not affect the validity, enforceability, or binding effect hereof.

(f)                                   GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(g)                                  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.                                    Security Interest Absolute.  To the extent permissible by applicable law, all rights of Secured Party hereunder, the grant of a security interest in the Collateral and all obligations of Pledgor hereunder, will be absolute, irrevocable,  and unconditional irrespective of:

(a)                                 any claim as to the genuineness, validity, regularity or enforceability of the Call Option Agreement, the CV Shareholders’ Agreement, the Operating Agreement, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all of or any of the Secured Obligations, or any other amendment, modification, extension or waiver of or any consent to any departure from the Call Option Agreement, the

Operating Agreement, the CV Shareholders’ Agreement or any other agreement or instrument relating to any of the foregoing;

(c)                                  any change in the corporate existence, structure or ownership of any issuer of Pledged Interests, or any liquidation, dissolution, insolvency, reorganization or other similar proceeding affecting any such issuer or its assets;

(d)                                 any release of any collateral securing any obligations in respect of the Call Option Agreement, the Operating Agreement, the CV Shareholders’ Agreement or any guarantee or other credit support in respect thereof;

(e)                                  any law, rule, regulation, decree or order of any jurisdiction, any change in any of the foregoing, or any other event, affecting any term of any Secured Obligation or Secured Party’s rights with respect thereto; or

(f)                                   any other circumstance whatsoever that might otherwise constitute a defense available to, or a discharge of, Pledgor in respect of the Secured Obligations or in respect of this Agreement (other than the indefeasible payment in full of all Secured Obligations).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

FINTECH MEDIA, LLC

By:
Name:
Title:

CABLEVISION HOLDING S.A.

By:
Name:
Title:

EXHIBIT A

FINTECH MEDIA, LLC

IRREVOCABLE MEMBERSHIP INTEREST POWER

FOR VALUE RECEIVED, the undersigned hereby assigns, transfers and conveys to                                           (the “Assignee”) [  ]% of the outstanding membership interests of VLG Argentina, LLC (the “Issuer”), standing in the name of the undersigned on the books of the Issuer and represented by Certificate No. [   ] and does hereby irrevocably constitute and appoint the Assignee as its attorney-in-fact to transfer the said interests on the books of the Issuer, with full power of substitution in the premises.

Dated:  [                        ]

FINTECH MEDIA, LLC]

By:
Name:
Title:

Exhibit B

FORM OF EXERCISE NOTICE

[Date]

COMPANY

[Address]
Attention:[ ]
Fax: [ ]

Ladies and Gentlemen:

The undersigned, [•], refers to the Call Option Agreement, dated as of July 7, 2017 (the “Call Option Agreement” and the terms defined therein being used herein as therein defined), among the undersigned, FT, FIA and Fintech Advisory and hereby gives you notice, irrevocably, pursuant to Section 13(a)(i) of the Call Option Agreement that the undersigned hereby exercises the Call Option provided under Section 2(a) of the Call Option Agreement, and in connection with such sets forth below the information relating to such exercise as required by Section [13(a)(i)] of the Call Option Agreement:

i.                                          The Option Closing Date shall be [•].

ii.                                       The Call Option is exercised with respect to the [ FT Membership Interests] [VLG Membership Interests] [Spinco Interests].

iii.                                    The [ FT Membership Interests] [VLG Membership Interests] [Spinco Interests] represent [•] [shares/membership interests] of [FT/VLG/Spinco] and the Exercise Price is equal to US$[•].

Very truly yours,

CABLEVISION HOLDING S.A.

By:
Name:
Title:

Exhibit C

FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the “Agreement”) is entered into as of [•], 201[7] by and between [Fintech Telecom, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“FT”)/ Fintech Media, LLC, a limited liability company organized and existing under the laws of the State of Delaware/ Fintech Advisory Inc. a corporation organized and existing under the laws of the State of Delaware/ [Spinco], a [•] organized under the laws of [•]] (“Assignor”), and Cablevisión Holding S.A., a company organized and existing under the laws of Argentina, in its capacity as assignee (“Assignee”) [and Fintech Media, LLC as managing member of VLG Argentina, LLC, a limited liability company organized and existing under the laws of the State of Delaware, USA].

WHEREAS, Assignor and Assignee are parties to that certain Call Option Agreement, dated July 7, 2017, the terms defined therein being used herein as therein defined;

WHEREAS, Assignee has exercised the Call Option and Assignor is therefore willing to sell, convey, transfer and deliver to Assignee full right, title and interest in and to the [ FT Membership Interests] [VLG Membership Interests] [Spinco Interests] representing [•][membership interests of FT] [membership interests of VLG] [interests/shares of Spinco], free and clear of all claims and Encumbrances, by executing and delivering this Agreement;

WHEREAS, Assignee desires to accept such assignment, transfer and conveyance,

WHEREAS [the FT Membership Interests represent [•]% of the issued and outstanding membership interests of FT] [the VLG Membership Interests represent [•]% of the issued and outstanding membership interests of VLG] [ [the [Spinco Interests] represent [•]% of the issued and outstanding membership interests/shares of Spinco];

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the parties hereto hereby agrees as follows:

1.                                      Effective as of the date hereof, Assignor hereby assigns, transfers, and conveys to Assignee, without representation or warranty, and Assignee hereby assumes, all of Assignor’s rights, title and interest in and to the [FT Membership Interests] [VLG Membership Interests] [Spinco Interests], free and clear of all claims and Encumbrances. Assignee assumes in such capacity all of the rights and obligations of the Assignor under such [FT Membership Interests] [VLG Membership Interests] [Spinco Interests], arising from and after the date hereof.

2.                                      [The assignment of the [VLG Membership Interests] assigned hereunder is hereby acknowledged and accepted by [•], [in its capacity as Managing Member of VLG (as defined in that certain VLG LLC Agreement)] [The assignment of the [FT Membership Interests] assigned hereunder is hereby acknowledged and accepted by [•], [in its capacity as Managing Member of FT].

3.                                      This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

4.                                      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

5.                                      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

CABLEVISION HOLDING S.A.

By:
Name:
Title:

[FINTECH TELECOM, LLC

By:
Name:
Title:]

[FINTECH MEDIA, LLC

By:
Name:
Title:]

[FINTECH ADVISORY INC.

By:
Name:
Title:]

[ACKNOWLEDGED AND ACCEPTED]:

[VLG ARGENTINA, LLC

By: [•], its Managing Member]

By:
Name:
Title

[FINTECH TELECOM, LLC

By: [•], its Managing Member]

By:
Name:
Title